Press Release	(p. 1/4)

10 July 2007

N° 35 – 2007

For further information, please contact:
Godefroy de Colombe	+33 (0)1 46 98 73 50
Director for Public Affairs

Jim Root	+33 (0)1 46 98 72 32
Director for Investor Relations

Major success of the Initial period of the Offer: SCOR now owns 86.07% of Converium

To SCOR’s knowledge, as of July 9, 2007, SCOR would own 86.07% of Converium Holding AG (“Converium”).

As part of the initial tender period of SCOR’s public offer for Converium Holding AG’s publicly held shares (“the Offer”), which opened on June 12, 2007 and was closed on July 9, 2007, 77,937,316 Converium shares have been tendered to the Offer, i.e. 53.13% of Converium shares. Together with the 48,320,350 Converium shares already owned by the SCOR Group, SCOR would hold 86.07% of Converium’s share capital in the aggregate. The definitive interim result of the Offer will be published on July 13, 2007.

This preliminary interim result is a great success, and bears witness to the support of a very large number of Converium shareholders for the combination of SCOR and Converium in order to create the fifth largest global multi-line reinsurer.

Pursuant to applicable Swiss laws and regulations, Converium shareholders can still accept the Offer under the same terms and conditions during the additional acceptance period, which will open on July 13, 2007 and will be closed on July 26, 2007 at 4pm. Subject to the conditions subsequent set forth in the Offer prospectus published on April 5, 2007, as amended on June 12, 2007, the settlement and delivery of the Offer is scheduled to take place on August 8, 2007.

*

**

SCOR SE

1, av. du Général de Gaulle

92074 Paris La Défense Cdx

France

Tél + 33 (0) 1 46 98 70 00

Fax + 33 (0) 1 47 67 04 09

www.scor.com

RCS Nanterre B 562 033 357

Siret 562 033 357 00020

Société Européenne au Capital

de 1 073 176 964,97 Euros

Press Release	(p. 2/4)

10 July 2007

N° 35 – 2007

Indicative Timetable of the Offer

Publication of the definitive interim result:	July 13, 2007

Start of the additional acceptance period:	July 13, 2007
End of the additional acceptance period:	July 26, 2007, 4:00 p.m. CET

Publication of the preliminary end result:	July 27, 2007
Publication of the definitive end result:	August 2, 2007

Settlement Date:	August 8, 2007

Communication timetable

2007 First Half Results	29 August 2007-07-10
Dynamic Lift V2	First week of September

This communication does not constitute an offer to sell or to purchase securities, nor a solicitation of an offer to sell or to purchase securities, whether in the context of the public tender offer in Switzerland by SCOR on the shares of Converium Holding AG (“Converium”) with a nominal value of CHF 5 each (the “Tender Offer”) or otherwise in France or in any jurisdiction where such offer, solicitation, sale or the acceptance of such offer may be unlawful. It does also not constitute a recommendation to sell or buy shares in SCOR or Converium.

The Offer Prospectus (the "Offer Prospectus") and its amendment (the “Amendment”) contains the terms and conditions of the Tender Offer, including the scope of the Tender Offer, the way the Tender Offer can be accepted and the restrictions applicable to the Tender Offer in some countries. The Tender Offer is subject to all the terms and conditions set forth in the Offer Prospectus.

The Tender Offer made to the shareholders of Converium and the Offer Prospectus and its Amendment which have been filed with the Swiss Take Over Board and published on Bloomberg and in Le Temps and Neue Zürcher Zeitung in Switzerland on April 5, 2007 and June 12, 2007 respectively have been exclusively prepared under Swiss law and are subject to review and supervision by Swiss authorities only. The Tender Offer is not subject to any formality, registration or approval outside Switzerland (except for the share offering circular (the “Admission Prospectus”), the first supplemental note (the “First Supplemental Note”) and the second supplemental note (the “Second Supplemental Note”) relating to the new SCOR shares to be issued in consideration to Converium shareholders’ contributions of their shares to the Tender Offer (the “New SCOR Shares”)). The Tender Offer will not be made and may not be accepted in any jurisdiction where it breaches applicable law or where the applicable law requires SCOR in any way to change the Tender Offer, to submit an additional application to any authorities or other institutions, or to take any additional actions in connection with the Tender Offer (including, without limitation, Japan).

SCOR SE

1, av. du Général de Gaulle

92074 Paris La Défense Cdx

France

Tél + 33 (0) 1 46 98 70 00

Fax + 33 (0) 1 47 67 04 09

www.scor.com

RCS Nanterre B 562 033 357

Siret 562 033 357 00020

Société Européenne au Capital

de 1 073 176 964,97 Euros

Press Release	(p. 3/4)

10 July 2007

N° 35 – 2007

SCOR shall not accept and shall have no obligation to accept any tenders made in connection with the Tender Offer from any such jurisdiction. It is not intended to extend the Tender Offer to any such jurisdictions. Documents related to the Tender Offer may neither be distributed in nor sent into such jurisdictions. Such documents do not constitute and may not be used to solicit an offer to sell or to purchase securities by any persons in such jurisdictions. In addition, the delivery of the New SCOR Shares may be subject, in certain jurisdictions, to specific regulations or restrictions. The Tender Offer is not addressed to persons subject to such restrictions, either directly or indirectly. Persons in possession of the Offer Prospectus or any other document relating to the Tender Offer are required to obtain information about any local restriction that may apply and comply therewith. SCOR disclaims any liability for any violation of any applicable restrictions by any person.

The Admission Prospectus, the First Supplemental Note and the Second Supplemental Note have been approved by the French Autorité des Marchés Financiers (the “AMF”) on April 10, 2007, April 23, 2007 and June 12, 2007 respectively. These documents are available without charges at SCOR’s corporate headquarters, 1, avenue du Général de Gaulle, 92 800 Puteaux, France, on SCOR’s website and on the AMF’s website. Copies of these documents will be addressed without charge upon request.

U.S. Restrictions

This communication does not constitute an offer to sell or a solicitation of an offer to buy securities in the United States or to or from U.S. persons (as defined in Regulation S under the U.S. Securities Act of 1933, as amended) and the Tender Offer will not be made in or into the United States and may not be accepted by U.S. persons or persons in the United States. Accordingly, copies of this communication are not being made available and should not be mailed or otherwise distributed or sent in, into or from the United States, and persons receiving this communication, the Offer Prospectus or any other documents relating to the Tender Offer (including custodians, nominees and trustees) must not distribute or send them into or from the United States. Shareholders of Converium who accept the Tender Offer will, unless otherwise agreed by SCOR, be deemed to certify they are not located in the United States and are not US Persons.

U.K. Restrictions

This communication is to be directed only at persons in the U.K. who (a) have professional experience in matters relating to investments, (b) are falling within Article 49 (2) (a) to (d) (“high net worth entities, unincorporated associations, etc”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or (c) to whom they may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). In the U.K., copies of this communication are not to be acted on or relied on by persons who are not relevant persons. In the U.K., any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

Forward looking statements

SCOR does not communicate “profit forecasts” in the sense of Article 2 of (EC) Regulation n°809/2004 of the European Commission. Thus, any forward looking statements, contained in this paragraph, should not be held as corresponding to such profit forecasts. Information in this communication relating to the Tender Offer include “forward-looking statements”, including but not limited to statements that are predictions of or indicate future events, trends, plans or objectives, based on certain assumptions and include any statement which does not directly relate to a

SCOR SE

1, av. du Général de Gaulle

92074 Paris La Défense Cdx

France

Tél + 33 (0) 1 46 98 70 00

Fax + 33 (0) 1 47 67 04 09

www.scor.com

RCS Nanterre B 562 033 357

Siret 562 033 357 00020

Société Européenne au Capital

de 1 073 176 964,97 Euros

Press Release	(p. 4/4)

10 July 2007

N° 35 – 2007

historical fact or current fact. Forward-looking statements are typically identified by words or phrases such as, without limitation, "anticipate", "assume", "believe", "continue", "estimate", "expect", "foresee", "intend", "may increase" and "may fluctuate" and similar expressions or by future or conditional verbs such as, without limitations, "will", "should", "would" and "could." Undue reliance should not be placed on such statements, because, by their nature, they are subject to known and unknown risks, uncertainties and other factors, including the risk that the combination of SCOR and Converium might not be consummated. The following factors, among others, may cause actual results, on the one hand, to differ from any results expressed or implied by the present communication, on the other hand: the costs related to the transaction; the inability to obtain, or meet conditions imposed by, the required governmental and regulatory approvals and consents; the risk that the businesses of SCOR and Converium will not be integrated successfully; other risks and uncertainties affecting SCOR and Converium including, without limitation, the risk of future catastrophic events, economic and market developments, regulatory actions and developments, litigations and other proceedings.

This list is not exhaustive. Please refer to SCOR’s document de référence filed with the AMF on April 10, 2007 under number D.07-0294 for a description of certain additional important factors, risks and uncertainties that may affect the business of the SCOR group and to para. 2 of the Admission Prospectus, para. 2.1 of the First Supplemental Note, para. 2.1 of Second Supplemental Note for certain specific risk factors relating to the transaction.

SCOR SE

1, av. du Général de Gaulle

92074 Paris La Défense Cdx

France

Tél + 33 (0) 1 46 98 70 00

Fax + 33 (0) 1 47 67 04 09

www.scor.com

RCS Nanterre B 562 033 357

Siret 562 033 357 00020

Société Européenne au Capital

de 1 073 176 964,97 Euros